Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan and the 2007 Employment Inducement Award Plan of Oscient Pharmaceuticals Corporation, of our reports dated March 12, 2007, with respect to the consolidated financial statements and schedule of valuation and qualifying accounts of Oscient Pharmaceuticals Corporation, Oscient Pharmaceuticals Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oscient Pharmaceuticals Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 28, 2007